Exhibit 99.1

Limoneira Provides Fiscal Year 2019 Business Update and Initial Fiscal Year 2020 Financial Guidance

-Company Expects to Achieve Record Revenue in Fiscal Year 2019-

-Company Provides Initial Fiscal Year 2020 Adjusted EBITDA and Lemon Volume Guidance-

-The Board of Directors Announces Quarterly Dividend of $0.075 Per Share-

-Company Announces Date of Fiscal Fourth Quarter 2019 Earnings Conference Call-

Santa Paula, CA., December 18, 2019 – Limoneira Company (the “Company” or “Limoneira”) (NASDAQ: LMNR), a diversified citrus packing, sales and marketing company with related agribusiness activities and real estate development operations, today announced a business and guidance update for its fiscal year ending October 31, 2019 and provided initial guidance for its fiscal year ending October 31, 2020. In addition, on December 17, 2019, the Board of Directors announced a cash dividend of $0.075 per common share payable on January 15, 2020, to stockholders of record on December 30, 2019.

Fiscal Year 2019 Business Update and Initial Fiscal Year 2020 Guidance

Domestically, the power outages related to the recent California fires delayed four days of lemon shipments at the end of the fourth quarter of fiscal year 2019 and into the first quarter of fiscal year 2020. The Company experienced normal shifting of shipment timing, which delayed a few shipments into the first quarter of fiscal year 2020. In addition, the final wine grape yields were as expected; however, market pricing was lower than anticipated. A portion of the harvest timing was delayed until the first quarter of fiscal year 2020, instead of the fourth quarter of fiscal year 2019. Internationally, in the fourth quarter of fiscal year 2019, lemon shipments from Chile realized a lower freight on board (“FOB”) price at market than previously expected. Based on these events, the Company is updating its fiscal year 2019 guidance and providing initial fiscal year 2020 adjusted EBITDA and lemon volume guidance. Fiscal year 2019 guidance is based on preliminary results and subject to completion of audit procedures.

For fiscal year 2019, the Company expects revenue to increase approximately 31% to $170 million and expects net loss per diluted share applicable to common stock, after preferred dividends, to be in the range of $(0.39) to $(0.43). Excluding the non-cash $2.4 million unrealized loss on stock in Calavo, $1.0 million gain on sale of property assets and $2.5 million equity in earnings from Harvest at Limoneira for fiscal year 2019, the Company expects adjusted net loss per diluted share applicable to common stock, after preferred dividends, to be in the range of $(0.44) to $(0.48).

EBITDA for fiscal year 2019 is expected to be in the range of $2.5 million to $3.0 million. Adjusted EBITDA for fiscal year 2019 is expected to be in the range of $1.5 million to $2.0 million.

For fiscal year 2020, the Company is providing adjusted EBITDA guidance and lemon volume guidance by cartons and will not be providing earnings per share guidance going forward. The Company believes adjusted EBITDA can facilitate a more complete analysis and greater transparency into its ongoing results of operations and remove certain non-cash items that create fluctuations in its earnings per share. These items include:

•	Depreciation and amortization, which will be increasing on an annual basis from recent and expected future acquisitions,
•	The requirement to mark-to-market the stock price of its holdings in Calavo stock, and
•	The expected continuous equity in earnings being generated from Harvest at Limoneira.

Excluding the non-cash mark-to-market on stock in Calavo and equity in earnings from Harvest at Limoneira adjusted EBITDA for fiscal year 2020 is expected to be in the range of $22 million to $26 million. For fiscal year 2020, the Company and its international affiliates are expecting to sell 7.5 to 9.5 million cartons of fresh lemons globally. Included in the global cartons estimate, are 5 to 6 million cartons the Company expects to sell domestically.

Looking into fiscal year 2020 and beyond, the Company has an additional 1,200 acres of non-bearing lemons that are estimated to become full bearing over the next four years, which will enable the Company to achieve strong organic growth for many years to come. The Company expects 300 of the 1,200 acres to become full bearing in fiscal year 2021. Beyond these 1,200 acres, Limoneira intends to plant an additional 250 acres of lemons in the next two years that it believes will further build its long-term pipeline of productive acreage. The Company anticipates this additional acreage will increase annual lemon supply from its 2020 level by approximately 30%, or about 900 thousand to 1.3 million additional fresh cartons, as the non-bearing and planned acreage becomes productive. The Company also expects to have a steady increase in third party grower fruit. The foregoing describes organic growth and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Management Comments

Harold Edwards, President and Chief Executive Officer of the Company, stated, “Fiscal year 2019 was a challenging year for our Company due to the uncontrollable aspects of our business. Untimely and persistent rains dramatically affected lemons, higher temperatures affected orange pricing throughout the year and, as expected, our avocado harvest was minimal due to the prior year’s heatwave. Despite these challenges, our Company still generated record revenue and expanded our market share. We also began realizing equity earnings from our real estate development, Harvest at Limoneira, and successfully closed a very important acquisition in Argentina, expanding our One World of Citrus.”

Mr. Edwards continued, “As we enter fiscal year 2020, our grower retention is very strong, and we expect to increase our lemon market share again in fiscal year 2020. We are very well positioned for a return to solid growth and improved profitability and expect improved contributions from lemons, oranges and avocados in this coming year.”

The Company will report its full fourth quarter and fiscal year 2019 results on January 13, 2020.

Conference Call Information

The Company will host a conference call to discuss its financial results on January 13, 2020, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (866) 548-4713 from the U.S. and international callers can dial (323) 794-2093. A telephone replay will be available approximately two hours after the call concludes and will be available through January 27, 2020, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; the passcode is 2517152.

About Limoneira Company

Limoneira Company, a 126-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moń âra) is a dedicated sustainability company with 15,700 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements, including guidance for fiscal year 2019 and 2020, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira's current expectations about future events and can be identified by terms such as "expect," "may," "anticipate," "intend," "should be," "will be," "is likely to," "strive to," and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira's SEC filings that are available on the SECs website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of our operations and interest costs associated with our capital structure, management believes that earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA, which excludes unrealized loss on stock in Calavo, Harvest at Limoneira earnings in equity investment, sale of property assets and impairments on real estate development assets when applicable, is an important measure to evaluate our Company’s results of operations between periods on a more comparable basis. Such measures are widely used by analysts, investors and lenders as well as by management in assessing our Company’s financial performance and business trends relating to our results of operations and financial condition. These measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to our Company and may not be consistent with methodologies used by other companies. With respect to our expectations under “Fiscal Year 2019 Business Update and Initial Fiscal Year 2020 Guidance” above, the Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts.

Source: Limoneira Company

Investors
ICR
John Mills, 646-277-1254
Managing Partner
or
Media
LIMONEIRA
John Chamberlain, 805-525-5541 ext. 1056
Director-Marketing